Exhibit 10.2

AMENDMENT NO. 1 TO CO-PROMOTION AGREEMENT

This AMENDMENT NO. 1 TO CO-PROMOTION AGREEMENT (the “Amendment”) is entered into on July 30, 2013 (the “Amendment Effective Date”), by and among Cubist Pharmaceuticals, Inc. (“Cubist”) and Optimer Pharmaceuticals, Inc. (“Optimer”). Cubist and Optimer may each be referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Amendment have the meaning set forth in the Agreement.

BACKGROUND

Cubist and Optimer entered into a Co-Promotion Agreement dated as of April 5, 2011 (the “Agreement”).

Cubist and Optimer now desire to extend the Term of the Agreement for an additional 12 months, to provide for certain quarterly, rather than annual, payments during such extension, and to make other related changes, as set forth in this Amendment.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                      Extension of Term.

A.                                    Section 16.1 (Term) is hereby deleted and replaced with the following in order to extend the term of the Agreement:

“The term of this Agreement shall commence on the Effective Date and shall conclude on the last day of the Third Sales Year (the “Term”), unless earlier terminated pursuant to Section 16.2 or any other applicable provision of this Agreement.”

B.                                    The following new definition of “Third Sales Year” is hereby added to Section 1:

““Third Sales Year” means the period starting on the first day following the end of the Second Sales Year (i.e. August 1, 2013), and ending on the earlier of (a) the first anniversary of such starting date (i.e. July 31, 2014) and (b) the effective date of termination of this Agreement pursuant to Section 16.2.1(d).”

C.                                    The following new subsection (d) is hereby inserted following Section 16.2.1(c):

“(d)         Effective immediately, upon written notice to the other Party, in the event the Agreement and Plan of Merger, dated as of July 30, 2013, among the Parties and PDRS Corporation (the “Merger Agreement”) has been terminated in accordance with its terms (the date this Agreement is

Execution Version

terminated pursuant to this Section 16.2.1(d), the “Transaction Termination Date.”).

Sales Targets and Sales Target Bonuses.

D.                                    Concurrently with executing this Amendment, the Parties have entered into a side letter dated as of the Amendment Effective Date (the “Third Sales Year Side Letter”) setting forth (a) the Sales Target for the Third Sales Year on a Sales Quarterly basis, and (b) the Sales Target Bonus for the Third Sales Year on a Sales Quarterly basis, in each case, as such amounts may be amended from time to time by mutual agreement of the Parties in writing.

E.                                     The definition of “Sales Target” is hereby deleted and replaced with the following, in order to confirm that the term “Sales Target” includes the Sales Target for the Third Sales Year as well as the First Sales Year and Second Sales Year:

““Sales Target” means the target amount of Net Sales of the Product in the Territory for each Sales Year, as set forth on a Sales Quarterly basis in a side letter between the Parties with respect to the applicable Sales Year, as such target amount may be amended from time to time by mutual agreement of the Parties in writing.”

F.                                      Section 8.2 (Sales Target Bonuses) is hereby amended by adding the following sentence to the end thereof in order to provide for quarterly payments of the Sales Target Bonus during the Third Sales Year:

“If Net Sales of the Product in the Territory during any Sales Quarter in the Third Sales Year meet or exceed the Sales Target for such Sales Quarter set forth in the Third Sales Year Side Letter (as defined in the Amendment), then Optimer will pay to Cubist the sales bonus for such Sales Quarter set forth in the Third Sales Year Side Letter within 15 days of the end of such Sales Quarter; provided, however, that in the event this Agreement is terminated pursuant to Section 16.2.1(d), then each of such Sales Target and sales bonus for the Sales Quarter in which such termination occurs shall be deemed to be adjusted to be equal to the product of (A) such Sales Target or sales bonus, as the case may be, multiplied by (B) (x) the number of calendar days in such Sales Quarter during which this Agreement was in effect prior to the Transaction Termination Date, divided by (y) the number of calendar days in such full Sales Quarter.  If Net Sales of the Product in the Territory during such Sales Quarter prior to the Transaction Termination Date meet or exceed the Sales Target, as adjusted pursuant to the immediately preceding clause, then Optimer will pay to Cubist the sales bonus for such Sales Quarter, as adjusted pursuant to the immediately preceding clause, within 15 days of the Transaction Termination Date.”

2.                                      Additional Sales Years. The following provisions are adjusted to apply to all Sales Years, including the Third Sales Year, rather than just the First Sales Year and the Second Sales Year:

A.                                    Section 8.1 (Service Fee) is hereby deleted and replaced with the following:

“Within ten days following the Sales Program Commencement Date, Optimer will pay to Cubist a non-refundable amount of $3,750,000 (the “Quarterly Amount Due”). Commencing on the first day of the second Sales Quarter of the First Sales Year, and on the first day of each subsequent Sales Quarter during the First Sales Year and each subsequent Sales Year, Optimer will pay to Cubist a non-refundable amount equal to the Quarterly Amount Due.”

B.                                    Section 8.3 (Promotion Profit Share) is hereby deleted and replaced with the following:

“Within 30 days following the end of each Sales Year, Optimer will pay to Cubist 50% of Gross Profit attributable to any Net Sales in excess of the Sales Target for such Sales Year (“Annual Gross Profit Share Amount Due”). Concurrently with paying the Annual Gross Profit Share Amount Due, Optimer will submit to Cubist the report required by Section 7.2.4.”

3.                                      Confidentiality. The existing Section 13.4.4 is hereby renumbered to 13.4.5, the word “or” at the end of 13.4.3 is deleted, and the following new Section 13.4.4 is hereby added to the Agreement:

“13.4.4   made by Optimer to a Third Party if Optimer’s board of directors reasonably determines in good faith after consultation with its outside legal counsel and financial advisors that an Acquisition Proposal (as defined in the Merger Agreement) made by such Third Party either constitutes a Superior Proposal (as defined in the Merger Agreement) or could reasonably be expected to lead to a Superior Proposal; provided that such disclosure will be limited to a redacted copy of the Agreement that has been approved in writing by Cubist prior to such disclosure, which approval will not be unreasonably withheld or delayed; or “

4.                                      Address Changes. The first notice address for Optimer set forth in Section 17.4 is hereby deleted. All Notices to Optimer under Section 17.4 will be sent only to the second address in Jersey City, New Jersey.

5.                                      General.

A.                                    Except as amended by this Amendment, the Agreement shall remain in full force and effect in accordance with the terms thereof. Amendments made pursuant to this Amendment shall be effective as of the Amendment Effective Date.

B.                                    This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Amendment delivered by facsimile transmission or PDF shall be as effective as an original executed signature page.

(The remainder of this page has been intentionally left blank. The signature page follows.)

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to the Co-Promotion Agreement to be executed by their representatives thereunto duly authorized as of the Amendment Effective Date.

OPTIMER PHARMACEUTICALS, INC.

By:	/s/ Henry A. McKinnell
Name: Henry A. McKinnell
Title: Chief Executive Officer

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Michael W. Bonney
Name: Michael W. Bonney
Title: Chief Executive Officer

[Signature page to Amendment No. 1 to Co-Promotion Agreement]